Exhibit 11A

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Shareholders & Board of Directors

Sino American Oil Company

We consent to the use of our report dated January 19, 2021 with respect to the financial statements of Sino American Oil Company as of September 30, 2020 and 2019 and the related statements of operations, shareholders’ deficit and cash flows for the periods then ended.

Michael Gillespie & Associates, PLLC

Seattle, Washington

March 19, 2021

/s/ Michael Gillespie & Associates, PLLC